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                                                                   EXHIBIT 10.23


                        DEVELOPMENT AND LICENSE AGREEMENT


        THIS DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is made as of 15 Jan 96 (the "Effective Date"), between Wink Communications, Inc., a California corporation with offices at 2061 Challenger Drive, Alameda, CA 94501 ("Wink") and Scientific-Atlanta, a Georgia corporation having with offices at One Technology Parkway South, Norcross, GA 30092 ("S-A").

1.      BACKGROUND

        A. Wink is a software developer that has been developing a software protocol for delivering interactive applications synchronized with or independent of television programs and advertisements. Wink is in the business of customizing and licensing its software engine (the "Wink Engine TM") that decodes the protocol and displays the interactive applications overlaid on a television screen.

        B. S-A is a manufacturer of satellite and cable communications equipment, including analog and digital home communications terminals ("HCTs") such as those currently designated 8600x, 8600xd and 8600xdi.

        C. Wink and S-A desire that Wink develop and grant to S-A the right to embed a customized version of the Wink Engine on S-A's HCTs to be distributed worldwide within such HCTs.

The terms of the Agreement are as follows:


2.      DEFINITIONS

        2.1 "Development Schedule" shall mean the schedule for completion of the Development Activities set forth in Exhibit A hereto.

        2.2     "Exhibit A" shall mean the exhibits attached hereto as Exhibit
                A. There shall be one Exhibit A for each S-A Device to which the Wink Engine is ported.

        2.3 "Specifications" shall mean the technical and other specifications for the Deliverables to be developed by the parties as described below and in Exhibit A hereto and as set forth thereafter in Exhibit B hereto.

        2.4 "Wink Engine" shall mean Wink's software engine described in Exhibit C hereto, in machine executable, object code format, as adapted by Wink, and any and all Updates thereto.

        2.5 "Milestone" shall mean each milestone identified in Exhibit A hereto.

        2.6 "Deliverables" shall mean each Deliverable identified in Exhibit A hereto, to be delivered at the time of each completion of a Milestone by Wink.

        2.7 "Initial Product" shall mean the final release of version 1.0 of any product and the first version of a New Product (e.g. any product labeled version x.0).

        2.8 "Intellectual Property Rights" shall mean all current and future worldwide patents and other patent rights, copyrights, mask work rights, trade secrets, and all other intellectual property rights, including without limitation all applications and registrations with respect thereto.



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        2.9     "Licensed Technology" shall mean version 1.0 and any Updates
                (version 1.x) of the Wink Engine in object code format, and any related documentation which Wink may create, in Wink's sole discretion, for public distribution with Versions 1.0 and 1.x of the Wink Engine.

        2.10 "Subdistributors" shall mean entities authorized by S-A to distribute the Licensed Technology including, without limitation, subsidiaries, affiliates, distributors, resellers, system operators, value-added resellers, dealers or sales representatives.

        2.11 "Update" shall mean a new version of the Wink Engine which contains Error Corrections or minor new features or functionality, but which is not a New Product, in each case as determined in Wink's sole discretion as follows. An Update shall be designated by a change in the digit or digits to the right of the decimal point in the version number. In the case of the version numbers described in Exhibit A hereto, Updates shall be designated by a change to any one of the digits denoted as follows (using the letter "x" as a placeholder): 1.xxx

        2.12 "New Product" shall mean a software product which contains major new features or functionality and which Wink offers to its customers at a separate price, in each case as determined in Wink's sole discretion as follows. A New Product shall be designated by a change in the digit or digits to the left of the decimal point in the version number.

        2.13 "S-A Device" shall mean any S-A analog or digital home communications terminal ("HCT") including those currently designated as 8600x, 8600xd and 8600xdi or a separate plug-in device for S-A HCTs (e.g. the Genius card for the 8600x).

        2.14 "Combined Product" shall mean an S-A Device containing the Wink Engine embedded in a ROM or flash ROM chip.

        2.15 "Error Correction" shall mean an error correction by Wink to fix a reproducible programming error resident in the Wink Engine which prevents the Wink Engine from conforming to the Specifications, and which is discovered by Wink or S-A and, if discovered by S-A, reported to Wink with sufficient information to allow Wink to reproduce and locate such error.

        2.16 "Protocol" shall mean Wink's Interactive Communicating Applications Protocol.


3.      DEVELOPMENT, DELIVERY AND ACCEPTANCE

        3.1 Development. Wink agrees to port and customize the Licensed Technology to one S-A's 8600x HCT or plug-in device, as designated in Exhibit A. Wink also agrees to port the Licensed Technology to other devices for additional NRE Fees, as set forth in Exhibit A. Wink agrees to perform such Development Activities in accordance with the Task Description and Specifications. In connection therewith, S-A shall (i) assist Wink in producing the Specifications and (ii) provide other necessary materials and information, as mutually agreed by the parties in the Specifications or otherwise. The parties may agree on additional Development Activities and Task Descriptions by amending Exhibit A hereto.

        3.2 Provision of Software. Hardware and Equipment. S-A shall provide all hardware, software, and equipment ("Equipment") reasonably necessary for Wink to duplicate the S-A environment, and all Equipment that is used to perform the activities in Exhibit A or in support thereof pursuant to Section 9.2 and not expected to be used by Wink for porting to devices other than those described in Exhibit A, to Wink at S-A's cost therefor, provided, that Wink shall use such Equipment only for the Development Activities or as otherwise provided for in Section
                9.2. A preliminary list of Equipment is included in Exhibit A, such list shall exclude PCs and Sun workstations, but may include any such PCs or Sun



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        workstations that are part of a combined product provided by S-A or by third parties for development of S-A platforms. The list in Exhibit A may be updated from time to time by mutual agreement. S-A shall retain ownership of all such software, hardware and equipment provided to Wink, and Wink shall return all such software, hardware and equipment to S-A promptly upon request by S-A; provided that Wink's development and support obligations under this Section 3.2 and Section 9.2 below shall terminate to the extent software, hardware or equipment returned to S-A is required by Wink to fulfill its obligations.

        3.3 Modifications. Wink may, upon written approval by S-A in each instance, which approval shall not be unreasonably withheld, alter the Specifications commensurate with good faith efforts to finalize and refine the Deliverables in accordance with S-A's needs and objective for the Wink Engine.

        3.4     Delivery and Acceptance.

                3.4.1 Wink shall use all reasonable commercial efforts to complete each Milestone in accordance with the Development Schedule. Upon completion of each Milestone, Wink shall deliver to S-A all applicable Deliverables for evaluation by S-A pursuant to Section 3.4.2 below. In the event S-A is late in the performance of its obligations with respect to Section 3.1 and such delay affects Wink's obligations hereunder, Wink's performance of such affected obligations shall be delayed by the same time period.

                3.4.2 Within thirty (30) days after receipt, S-A shall review and evaluate such Deliverables and shall provide Wink with a written acceptance of the Deliverables or a written statement of errors to be corrected. S-A shall not withhold acceptance of any Deliverable (except the Specifications and Development Schedule) unless such Deliverable materially deviates from the Specifications, and such deviation is documented and promptly reported to Wink. S-A's failure to provide an acceptance or statement of errors within such thirty day period (as applicable) shall be deemed an acceptance of such Deliverables. When deviations from the Specifications are identified and confirmed, Wink shall use all reasonable commercial efforts to correct such deviations, if any, as soon as commercially reasonable practicable, and to return a copy of the updated Deliverables to S-A for review and reevaluation in accordance with the foregoing procedure. The foregoing procedure shall be repeated until acceptance by S-A of the Deliverables or the parties mutually agree to cease development and terminate this Agreement.

        3.5 Transfer of Software. Upon S-A's acceptance of all Deliverables (other than Specifications and Development Schedule) pertaining to a particular development project, Wink shall deliver to S-A a master diskette or other digital storage media (the "Master Media") containing the Wink Engine for use by S-A in accordance with the terms of this Agreement, including without limitation
                Section 4.

        3.6 Delivery Outside of California. Tangible property will not be delivered within the State of California unless such delivery is by means of remote telecommunications or unless the parties hereto are satisfied that such transfer will not incur a sales or use tax liability. Any attempted transfer contrary to the terms hereof will be void and of no effect. If the delivery is made by remote telecommunications, the parties will keep a detailed contemporaneous log documenting each transmission by date, time, place, and the individuals responsible for such transmission.

        3.7 Right to Pursue Other Projects. The parties acknowledge and understand that, independent of the development efforts hereunder, Wink and S-A each have been and continue to be actively engaged in research and development in the field, and in the course of such research and development may have developed or may hereafter develop similar software to the Wink Engine; provided that in S-A's case, such similar software shall be developed without use of, or reference to, materials or information provided by Wink under this Agreement. In addition, Wink may develop or modify the Wink Engine for itself or for others. The parties agree that this Agreement shall not be construed as (i) prohibiting such independent



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                research and development, either on their own behalf or under contract with others, (ii) precluding either party from developing, acquiring, utilizing or distributing such similar software without obligation the other party so long as such research and development or such party do not otherwise breach the terms of this Agreement or (iii) prohibiting such development or modification of the Wink Engine by Wink.


4.      GRANT OF RIGHTS

        4.1 Wink Engine. Subject to the terms and conditions of this Agreement, Wink grants to S-A a worldwide, non-exclusive, non-transferable (except as provided in Section 15.3), right and license, under all of Wink's Intellectual Property Rights in and to the Licensed Technology, to (a) reproduce and have reproduced the Licensed Technology, and to use the Protocol as necessary or useful therefor in conjunction with the use of the Licensed Technology, solely (i) for the purpose of loading the data into the memory element of the device (e.g. ROM or flash ROM chip) containing the Licensed Technology with one unit of an S-A Device to create the Combined Product or (ii) as necessary in the course of distribution and support of the Combined Product as permitted hereunder; and (b) distribute the Licensed Technology, and to use the Protocol as necessary or useful therefor in conjunction with the use of the Licensed Technology, either (i) as part of the Combined Product or (ii) through a one-time (not including transmission of Updates) transmission of the Licensed Technology through coaxial cable, satellite transmission or other electronic transmission to a unit of an S-A Device which was previously acquired from S-A, for use only with such previously acquired unit.

                S-A's license under subsection 4.1 (b)(ii) is subject to the conditions that (x) S-A and its Subdistributors shall observe procedures reasonably acceptable to Wink for monitoring the distribution of the Licensed Technology, and record retention and audit procedures mutually agreed in writing by S-A and Wink prior to any such distribution, in order to permit accurate and complete counting and to reasonably enforce compliance with the licenses granted to such Subdistributor of each S-A Devices in which the Licensed Technology was incorporated, or to which the Licensed Technology was transmitted, and (y) S-A and its Subdistributors shall implement measures reasonably acceptable to Wink, including without limitation encryption, to prevent interception of transmissions of Licensed Technology by third parties. Any such monitoring and encryption procedures agreed to in writing by S-A and Wink shall be deemed reasonable by virtue of such agreement.

        4.2 Have Reproduced. S-A shall have the right to provide the Licensed Technology to its third party manufacturers for ROM and flash ROM chips (each a "Submanufacturer", provided that each such third party manufacturer shall agree in a signed writing
                (i) to manufacture Wink Engines and Combined Products only for S-A's account, (ii) not to sell or distribute Wink Engines and Combined Products except to S-A, (iii) to keep the Licensed Technology confidential pursuant to terms and conditions no less restrictive than the terms and conditions of the parties' Non-Disclosure Agreement described in Section 11 below and (iv) that Wink is a third party beneficiary of such agreement and may enforce such agreement directly against such third party manufacturer. In the event that S-A desires to provide the Licensed Technology to a Submanufacturer without also providing such Submanufacturer with software owned by S-A, S-A's provision of the Wink Engine to such Submanufacturer shall be subject to
                (a) Wink's written approval (not to be unreasonably withheld) of such Submanufacturer, (b) S-A's assurance that it will use the same level of care in choosing Submanufacturers for S-A Devices incorporating the Wink Engine as it does for its other products, and will take all reasonable steps to prevent unauthorized disclosure of Wink Confidential Information, (c) S-A's prompt notification to Wink if S-A knows or believes that a Submanufacturer has breached the provisions of subsection (i) -
                (iv) above.

        4.3 Subdistributors. S-A may exercise its distribution rights hereunder through the use of Subdistributors; provided, that each Subdistributor must agree in a signed writing, prior to obtaining the Licensed Technology from S-A, to be bound by all applicable restrictions on S-A set forth in this Agreement. S-A shall ensure that Wink is a third party beneficiary of such agreement and may enforce such agreement



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                directly against such Subdistributor. S-A shall promptly notify
                Wink if S-A has reason to believe that any of S-A's Subdistributors may not be not abiding by such restrictions. S-A shall, and shall cooperate with Wink at Wink's request to, diligently police and enforce such restrictions.

        4.4 Proprietary Notices. All copies of the Licensed Technology reproduced or distributed by S-A shall contain copyright and other proprietary notices in the same manner in which Wink incorporates such notices in the Licensed Technology or in any other manner requested by Wink. Wink's current copyright and proprietary notices are set forth in Exhibit F. In addition, all memory devices or other devices that are shipped by S-A which contain the Wink Engine shall be permanently and legibly marked with such patent notice as may be permitted or required under Title 35, United States Code. In the event marking of the memory device or other device is not commercially reasonable, S-A shall permanently and legibly mark the S-A Device into which such memory device is incorporated with such patent notice as may be permitted or required under Title 35, United States Code.

        4.5 Limitations. S-A shall not modify, prepare derivative works of, reverse engineer, disassemble, decompile, or otherwise have or attempt to obtain access to the source code of the Licensed Technology, except as permitted under the provisions of Sections 10.7.

        4.6 Enforcement. S-A shall (i) use commercially reasonable efforts to ensure that all Submanufacturers abide by the terms of their written agreements described herein and (ii) keep Wink apprised of its activities in enforcing such agreements.

        4.7 End-User Terms. S-A shall ensure that an end-user license agreement substantially similar to the agreement attached hereto as Exhibit E is set forth in the manual for the Combined Product, in the same form and in the same location as any other product and/or software protection terms are set forth in such manual.

        4.8 Most Favored Licensee. In the event that Wink grants a license to a similarly situated third party to distribute or otherwise copy the Wink Engine (including versions of the Wink Engine which are ported or otherwise adapted to meet the requirements of the third party) for royalty payments which are more favorable to the licensee than those provided to S-A hereunder, Wink shall promptly notify S-A of such grant and S-A shall have the right to require that the royalty payments provided for hereunder be reduced to match those extended to such third party; provided that S-A adopts all of the terms and conditions contained in such third party agreement. This Section 4.8 shall not apply unless such third party agreements are similar in all material respects, including without limitation, the following:
                (i) that the Wink Engine will be incorporated into devices similar to S-A Devices, (ii) that the third party expects to grant licenses or distribute a comparable volume of Wink Engines, (iii) that the third party requires substantially the same amount of development and maintenance effort on the part of Wink, (iv) that the third party payments are comparably structured.

        4.9 License by Wink. Without S-A's prior written approval, Wink may not license, sell or otherwise authorize the use of the Licensed Technology to any person or entity for use on any S-A Device if S-A is also offering, or willing to offer, on commercially reasonable terms a license to the Licensed Technology to such person or entity for use on such S-A Device. If S-A is not offering, and is not willing to offer, on commercially reasonable terms, a license to the Licensed Technology to such person or entity for use on such S-A Device, Wink may license the Licensed Technology to such person or entity for use on such S-A Device only after it has repaid S-A the NRE fees paid by S-A pursuant to Section 5.1 below for the development of the Licensed Technology for such S-A Device. Nothing in this Section
                4.9 shall prevent Wink from licensing a version of the Wink Engine for use on any S-A Devices for which the Licensed Technology has not been previously adopted, provided that (i) no modification or adaptation of such S-A Device is required by S-A nor is S-A required to provide any other assistance or support to Wink or its prospective licensee, and (ii) except as otherwise required for Wink to perform its obligations under this



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                Agreement, nothing in this Agreement grants to Wink any license or other rights (by implication or otherwise) in any patents, proprietary information, trade secrets or other intellectual property of S-A relating to such S-A Device.


5.      COMPENSATION

        5.1 Non-Recurring Engineering. In consideration of the duties and obligations of Wink under Section 3, S-A shall pay Wink the amounts set forth in Exhibit A times set forth in Exhibit A hereto.

        5.2 Per-Copy Royalty. In consideration for the rights and licenses granted to it under Section 4 above, for each copy of (i) the Combined Product distributed by S-A or a Subdistributor and (ii) the Wink Engine transmitted to an S-A Device by S-A or a Subdistributor for use with a particular unit of an S-A Device, that is distributed by a Subdistributor pursuant to a agreement with S-A, S-A shall pay Wink the per-copy royalty set forth in Exhibit A hereto.

        S-A and its Subdistributors shall have no obligation to pay more than one royalty for any particular unit of an S-A Device or Combined Product, except as set forth in Section 5.5. In the event that S-A or a Subdistributor distributes a Combined Product to an end user for which a royalty is or has been paid and thereafter accepts a return of the same unit of Combined Product, S-A or such Subdistributor may redistribute such unit or a substitute unit of Combined Product to the same End-User without owing an additional royalty hereunder to Wink. In addition, S-A shall have no obligation to pay any royalty for any products which do not incorporate the Wink Engine or any portion thereof.

        5.3 Payments. S-A shall make royalty payments to Wink within forty-five (45) days after the end of each calendar quarter during the term hereof, with respect to distributions by S-A in such calendar quarter. Such payments shall be accompanied by a written report which details by product and customer, with respect to the applicable calendar quarter (i) the number of Combined Products distributed by S-A to Subdistributors, (ii) the number of copies of the Wink Engine for which a royalty is due hereunder distributed by S-A and its Subdistributors other than as part of a Combined Product, (iii) the royalty due Wink with respect to Combined Products and copies of the Wink Engine distributed during such calendar quarter, and (iv) the number of copies of the Licensed Technology (including without limitation Updates) or Combined Products distributed by S-A or its Subdistributors for which no royalty is due under the exceptions to Section 5.2 set forth in Sections 5.5 or 5.6. Subject to the provisions of Section 8, S-A in its sole discretion shall determine its marketing strategy with respect to any and all of its products except as may be expressly set forth herein, and nothing in this Agreement shall be construed as a representation, warranty or agreement with respect to the success of such strategy or a commitment with respect to the volume of any such products.

        5.4 Advance Royalties. S-A shall pay Wink the non-refundable royalty advances set forth in Exhibit A hereto, at the times set forth in Exhibit A hereto. All advances paid by SA hereunder shall be credited against S-A's royalty payments under Section 5.2.

        5.5 Distribution Of Updates. S-A shall not incur a royalty with respect to its or its Subdistributors' distribution of Updates (as permitted by Section 9.2 hereof) unless (1) such Update is the first Wink Engine to be distributed to or with a particular unit of an S-A Device or (2) if this Agreement is amended to include future versions of the Wink Engine, the version number of a Wink Engine previously distributed to or with such unit has a lower digit to the left of the decimal point than does the subsequently distributed Wink Engine.

        5.6 Promotional Units. S-A may distribute a reasonable number of Combined Products (not to exceed 200 per calendar quarter) as promotional units, without incurring a royalty therefor to Wink under the provisions of Section 5.2.



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        5.7     Currency; Taxes. All payments hereunder shall be in United
                States dollars. All payments by S-A shall be made free and clear of, and without reduction for, any and all taxes, including, without limitation, sales, use, value added, withholding, or similar taxes, other than taxes which are imposed by the United States or any political subdivision thereof based on the net income of Wink. Any such taxes which are otherwise imposed on payments to Wink shall be the sole responsibility of S-A; provided, however, to the extent Wink recoups any such withholding tax, as a result of actually reducing its United States income tax liability as a result of a credit for such withholding tax, S-A shall be allowed to reduce royalties due Wink for the quarter in which such amounts were so recouped. S-A shall provide Wink with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by Wink to establish that such taxes have been paid.

        5.8 Books and Records: Audit. S-A agrees to maintain, and to require that each third party who distributes the Wink Engine maintain and provide to S-A, until two (2) years after the earlier of (i) the termination of this Agreement or (ii) the last shipment of the Wink Engine hereunder, complete and current books, records and accounts regarding all copying and distribution activities pursuant to this Agreement, the payments due to Wink thereon, and payments by S-A in accordance with Section 11.5. S-A agrees to allow Wink or its designee to audit and examine such books, records and accounts and the Master Media delivered to S-A no more than once each calendar quarter, during S-A's normal business hours, to verify the accuracy of the reports and payments made to Wink under this Section 5. In the event such audit determines that S-A has not paid for all of the copies of Combined Products and Wink Engines distributed, S-A agrees to pay, in addition to any damages to which Wink might be entitled, the amount of such shortfall plus interest at a rate of one and one-half percent (1.5%) per month or the highest rate allowed by law, whichever is lower. The cost of such audit shall be borne by Wink, provided that if any such audit reveals an underpayment to Wink of at least five percent (5%), S-A shall reimburse to Wink its costs of such audit.


6.      WARRANTY

        6.1 Product Warranty. Wink warrants to S-A that each Initial Product and any Updates thereto shall function without defects under ordinary use that cause it not to be in substantial conformance with the Specifications for a period of eighteen (18) months after S-A's acceptance of such Initial Product. Wink does not warrant that the Wink Engines will meet all of S-A's requirements, except as set forth in the Specifications.

        6.2 Defects not Covered by Warranty. Wink's warranty shall not extend to problems in the Wink Engine that result from: (i) S-A's failure to implement any Error Corrections or Updates to the Licensed Technology which are provided by Wink, to the extent the same are made available to S-A free of charge and without material degradation in function and/or performance;
                (ii) changes to the operating system or environment or S-A Devices which adversely affect the Wink Engine; (iii) any alterations of or additions to the Licensed Technology performed by parties other than Wink or on Wink's behalf, (iv) use of the Wink Engine in a manner inconsistent with the Specifications;
                (v) accident, negligence, or misuse of the Wink Engine by any party other than Wink personnel; (vi) combination of the Wink Engine with other products not supplied by Wink (excluding the S-A hardware device and those third party software or hardware products which are identified in the Specifications as compatible with the Wink Engine), which problems do not affect the Wink Engine standing alone; or (vii) operation of the Wink Engine outside of environmental specifications. As used in Subsection 6.2(iii), "on Wink's behalf" shall mean that Wink has given its written authorization for S-A or a third party to perform such alterations or additions.

        6.3 Exclusive Remedy. Wink's sole obligation and S-A's exclusive remedy under the above warranty shall be for Wink to use all commercially reasonable efforts to make Error Corrections to the Wink Engines to bring them into conformity with Wink's warranty set forth above, at no to cost to S-A (other than as



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                provided for in Section 9.4); provided, that Wink shall have no obligation to correct all errors in the Wink Engine.

        6.4 Disclaimer. EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTY, WINK MAKES AND S-A RECEIVES NO WARRANTIES WITH RESPECT TO THE WINK ENGINE, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND WINK SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.


7.      PROPERTY RIGHTS

        S-A agrees that prior to, on and after the Effective Date, as between S-A and Wink, Wink owns and shall own all right, title and interest in (a) the Licensed Technology and all modifications and derivatives thereof and (b) all Intellectual Property Rights relating to the design, manufacture, marketing, operation or service of the Licensed Technology. Except as expressly provided in
Section 4, Wink does not grant to S-A any right, title or interest in the Licensed Technology, whether by implication, estoppel or otherwise. All property rights with respect to the Licensed Technology and the Protocol not specifically granted herein are reserved to Wink.


8.      MARKETING; TRADEMARKS AND TRADE NAMES

        8.1    Use of Trademarks.

                8.1.1 Promotion and Advertising. During the term of this Agreement, in the event that S-A or its Subdistributors advertises, promotes or markets the Wink Engine or its functionality, whether as stand-alone or as part of the Combined Product or any value-added product incorporating the Combined Product, S-A shall, and shall require any Subdistributors that advertise, promote or market the above to, use the trademarks, marks, trade names, logos, and other product and company identifiers of Wink that Wink may adopt, from time to time ("Wink Trademarks"). Use of the Wink trademarks shall be consistent with Wink's trademark usage policy which Wink may adopt from time to time.

                8.1.2 Other Uses of Trademarks. S-A has paid no consideration for the use of the Wink Trademarks as set forth herein. S-A and its Subdistributors may use trade names, marks or trademarks in addition to the Wink Trademarks in connection with the Combined Product. At no time during or after the term of this Agreement shall S-A register, attempt to register or cause the registration of any of the Wink Trademarks other than in Wink's name, at Wink's specific written request and at Wink's expense, or other trademarks which give rise to the likelihood of confusion, except in the event S-A adopts, uses or acquires a trademark, mark or trade name substantially similar to a Wink Trademark prior to Wink's adoption, use or acquisition of such Wink Trademark.

        8.2 Marketing and Promotion. S-A shall aggressively promote the Wink technology in its presentations to customers and in its marketing materials, unless specific evidence exists that the Wink technology is unsuitable or unmarketable to a particular customer.

        8.3     Wink Markings and User Interface Elements.

                8.3.1 Remote Button. S-A shall promote and market, at a competitive price, remote control(s) that: (a) are for use with S-A Devices that are capable of hosting the Wink Engine, (b) contain a dedicated button for enabling the functionality of the Wink Engine ("Wink Button"), where the Wink Button shall include a marking chosen by Wink, on and/or adjacent to the Wink Button, (c) S-A shall aggressively promote and market remote controls that include the Wink Button unless specific evidence exists that the Wink Button is unsuitable or unmarketable to a particular customer. The location and size of the button shall be mutually agreed to by the parties, but such button and its markings shall be as prominent as buttons and markings for the Menu, Info, Guide and Select options on any such remote.

                8.3.2 Manuals. S-A shall ensure that manuals, or any other documentation describing functionality, for the S-A Devices and remotes will contain information on use of the Wink Engine functionality and Wink copyright and proprietary notices. The content and location of such information And notices shall be agreed upon by the parties, but such information and notices shall be in the same place, the same size and same prominence as similar information for other functionality.

                8.3.3 Device Specific On screen Information. S-A shall ensure that: (i) If a S-A Device has a main menu or menu with similar functionality, a menu item will be reserved for Wink, which will allow users to access information regarding the Wink functionality, the content of screen and name of menu item in menu shall be mutually agreed upon by the parties; (ii) If a S-A Device has the capability to display help screens that include descriptions of box device or remote control functionality, information regarding Wink functionality shall be provided, the content and style of such information shall be mutually agreed to by the parties.

                8.3.4 Splash Screens. Subject to Customer approval, Wink shall have the right to include splash screen that shall be displayed from time to time and that will contain information, including without limitations Wink markings, and copyright and other proprietary right notices. S-A shall use its best efforts to obtain such Customer approval and shall allow Wink to negotiate with any Customer that withholds such approval.

        8.4 Proprietary Rights. Except as expressly set forth herein, nothing herein shall grant to S-A or its Subdistributors any right, title or interest in the Wink Trademarks. At no time during or after the term of this Agreement shall S-A or its Subdistributors challenge or assist others to challenge the Wink Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Wink.

        8.5 Approval of Representations. All representations of Wink's Trademarks that S-A or its Subdistributors intend to use shall first be submitted to Wink for approval (which shall not be unreasonably withheld) of design, color, and other details, or shall be exact copies of those used by Wink, and shall conform to any reasonable trademark usage guidelines adopted by Wink and supplied to S-A. To ensure trademark quality, within a reasonable time prior to S-A's first commercial shipment of the Combined Product or any value-added product incorporating the Combined Product (where the components of the value-added product affect, in S-A's reasonable discretion, the performance of the Wink Engine) bearing one or more Wink Trademarks, S-A shall supply to Wink one such Combined Product or value-added product for inspection and testing by Wink to ensure that such Combined Product or value-added product conforms to Wink's standards of quality for products sold under the Wink Trademarks. In no event shall S-A commence commercial shipment of any such Combined Product or other such value-added product incorporating the Combined Product (except as set forth above) under the Wink Trademarks without Wink's prior written approval; provided that if Wink has not approved or disapproved an S-A request within twenty (20) days of its receipt by Wink, such request shall be deemed to have been approved.

        8.6 Press Releases. The parties intend to cooperate and participate in public relations programs to promote the Wink Engine and the relationship between the parties. Appropriate personnel from each party shall participate in such public relations program. The parties shall cooperate with respect to and mutually approve (not to be unreasonably withheld or delayed) all press releases issued by either party with respect to this Agreement or the parties' relationship. Such approval is intended to protect the timing of disclosure of the availability of the Wink Engine and the Combined Product and of the existence of the parties' relationship, as well as to ensure proper references, accurate information and correct proprietary notices and information. Unless otherwise agreed in writing by the parties, each press release issued pursuant to this Section 8.4 shall contain: (i) in the body of the release, the name and location of both parties and a quote from an executive of both parties; (ii) in a footnote at the end of the release, both parties' proprietary notices with respect to technology discussed in the body of the release. Whenever feasible, the press release shall also include the logo of each party.

        8.7 Disclosures of Terms and Relationship. Each party agrees not to disclose the terms of this Agreement to any third party or use the other party's name, trademark, or trade name in any advertising press release, sales promotion or other similar manner, without the other's written consent in its sole discretion, except to such party's accountants, attorneys and other professional advisors, or as required by securities or other applicable laws. Notwithstanding this paragraph, each party shall have the right to say the following in private meetings with customers, prospective customers, or prospective investors in Wink:

                - Scientific-Atlanta and Wink Communications have a long-term strategic relationship.

                - Scientific-Atlanta and Wink Communications are working together.

                -       Scientific-Atlanta is licensing Wink's technology.

                - Wink Communications is porting the Wink Engine to Scientific-Atlanta set-tops.


9.      TRAINING, SUPPORT AND MAINTENANCE

        9.1 Out of Warranty Maintenance. In addition to the support obligations set forth in Section 6.1, Wink will provide Out of Warranty Maintenance ("Support") as follows:

                9.1.1 Updates. Wink, in its sole discretion, shall release Updates from time to time. Wink agrees to make available to S-A, at no charge to S-A, all such Updates and permit S-A to distribute Updates to its Subdistributors and Submanufacturers for their use consistent with this Agreement. S-A shall promptly notify its Submanufacturers and Subdistributors of the availability of each Update and, S-A shall require (in the case of any Submanufacturer) or request (in the case of any Subdistributor) them to promptly begin using each such Update in place of the previous version of the Licensed Technology. S-A shall be solely responsible for distributing such Updates to its customers.

                9.1.2 Other Support. Wink shall make available at prices to be determined by Wink support service packages that shall provide for out of warranty error corrections in addition to the Updates provided by Wink from time to time ("Support Packages"); provided that the price of such Support Packages shall not exceed one hundred and twenty dollars ($120.00) per hour during the initial term of this Agreement. Wink agrees to make available Support Packages for the then current and immediately prior Update (or in the case of the first Update to an Initial Product, the Initial Product) of the Wink Engine, and any other Update that Wink, in its sole discretion, decides to support. Notwithstanding the above, Support Packages shall include support for all versions that were released within the last six (6) months. In the case Wink releases a New Product Wink shall offer a Support Package that provides out of warranty error corrections for the last Update of the previous product (e.g. Wink will support version 1.9 when version 2.0 is released) for at least one year after the release of the New Product.

        9.2 Provision of Hardware, Software and Equipment. The parties intend that Wink have an environment in which to recreate field situations, to allow Wink to replicate problems which may occur in the field and to test solutions for such problems. In order to facilitate Wink's performance of the support activities contemplated herein, S-A shall, at its own expense, provide Wink with all of the hardware, Software and equipment (the "Equipment") which is reasonably necessary to functionally replicate a system of the type in which the Wink Engine will actually be used. The Equipment may comprise some or all of the same Equipment contemplated in Section 3.2. A preliminary list of the Equipment is included in Exhibit A hereto, and shall be updated from time to time by mutual agreement. Upon expiration or termination of this Agreement, Wink shall return all of the Equipment to S-A. S-A shall retain ownership of all such Equipment, and Wink shall use the Equipment only for purposes of its obligations with respect to this Section and Section 3.2 above. In the event that S-A is late in the performance of its obligations with respect to this Section 9.2 and such delay affects Wink's obligations under this section, Wink's performance of such affected obligations shall be delayed by the same time period. Wink shall return all such software, hardware and equipment to S-A promptly upon request by S-A; provided that Winks development and support obligations under this Section 9.2 and Section 3.2 above shall terminate to the extent software, hardware or equipment returned to S-A is required by Wink to fulfill its obligations.

        9.3 Training. Wink shall provide, at Winks facilities, a training class for four (4) S-A employees each time an Initial Product is released, or at least once per year covering the most current Update of each Wink Engine developed under this Agreement. In addition, Wink shall make available training packages to train S-A and its customers on the Wink Engine and functionality. Training provided pursuant to such packages shall be at one thousand dollars ($1000.00) per day, plus travel and expenses in accordance with Section 9.4 below, and any costs for training facilities incurred by Wink.

        9.4 Travel Requirements. In the event that, in the performance of its obligations under this Section 9, Section 6.3 or under
                Section 3, it is mutually agreed by the parties that Wink engineering employees or contractors will travel from Wink's facility, S-A shall pay and/or promptly reimburse Wink for, all reasonable travel (if by air, coach class), room and board, car rental and other similar expenses associated with such travel, which expenses are approved in writing by S-A prior to their being incurred; provided that Wink shall not be paid and/or reimbursed for employee or contractor time expended with respect to such travel. Any such travel expenses approved in writing by S-A shall be deemed reasonable by virtue of such approval. Notwithstanding the above, if it is determined that the travel resulted from support and maintenance for a problem caused by a deviation of the Licensed Technology from the Specifications, Wink shall be responsible for all such travel expenses incurred by Wink.


10.     TERM AND TERMINATION

        10.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for a term of five (5) years from the first commercial shipment of Combined Product by S-A The term of this Agreement may be extended by mutual agreement of the parties.

        10.2 Termination for Cause. If either party materially defaults in the performance of any provision of this Agreement, the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days this Agreement shall be terminated. If the non-defaulting party gives such notice and the default is not cured within thirty
                (30) days, this Agreement shall terminate immediately upon notice by the non-defaulting party. For the purposes of determining a material default by Wink based on late or non-delivery of a Deliverable, Wink shall be presumed to be in material default of this Agreement if, and only if, it fails to deliver a Deliverable within one (1) year of the date such Deliverable is due; provided that S-A has fulfilled its obligations to provide software, hardware and equipment to Wink with respect to such Deliverable.

        10.3 Termination for Insolvency. This Agreement shall terminate upon written notice given by a party, at such party's option and without further notice, upon the earlier of: (i) the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party's debts, (ii) the other party's making an assignment for the benefit of its creditors, (iii) the other party's declaration in writing of its inability to pay debts as they become due, or (iv) the other party's dissolution or ceasing to conduct business as a going concern.

        10.4 Effect of Termination. Upon the expiration or termination of this Agreement, the following provisions shall take effect:

                10.4.1 Subject to the provisions of Section 10.5, the rights and licenses granted to S-A under this Agreement shall automatically terminate, and S-A and its Subdistributors shall immediately cease all use of the Wink Trademarks;

                10.4.2 Any and all sublicenses for end use for the Wink Engine or S-A Devices granted by S-A or its Subdistributors shall continue in effect according to their terms and conditions;

                10.4.3 Within ten (10) days after such expiration or termination, S-A shall return, and shall certify to Wink the return of, all Master Media and all Wink Confidential Information in its or its Submanufacturers' possession at the time of expiration or termination. In addition, Wink shall return, and shall certify to S-A the return of, all S-A Confidential Information in its possession at the time of expiration or termination. S-A shall not make or retain any Master Media, copies of the Wink Engines, or any other materials containing confidential information of Wink entrusted to S-A. Notwithstanding the foregoing, S-A may (i) maintain a single copy of the Master Media and (ii) retain any Confidential Information necessary for support, subject to the provisions of Section 11, both solely to provide support to its Subdistributors and to end users in existence as of the effective date of expiration or termination; and

                10.4.4 S-A shall pay all outstanding amounts owed to Wink within forty-five (45) days of quarter end. In the event Wink is performing development tasks for S-A at the time of any termination, S-A shall also pay to Wink the next payment due under the Development Schedule; provided however, that if the Agreement is terminated by S-A based on a breach by Wink, then S-A shall only be obligated to pay Wink the portion of the next milestone that is proportional to the amount of work completed by Wink for that milestone.

                10.4.5 In the event this Agreement is terminated by S-A pursuant to Section 10.2 above based on a Wink's failure to deliver a Deliverable within the time period prescribed in Section 10.2, Wink shall refund any advance royalty payments made by S-A that have not been applied against royalties due Wink at the time of such termination.

                10.4.6 The provisions of Sections 6, 7, 10, 11, 12, 13, and 14 shall survive the expiration or termination of this Agreement for any reason.

        10.5 Sell-off Period. In the event of the expiration of this Agreement or a termination by S-A, S-A may, subject to the provisions of Section 5 (including without limitation S-A's obligation to pay royalties in connection with all distributions) dispose of its inventory of Wink Engines and Combined Products on hand, for a period not to exceed sixty (60) days after the effective date of such expiration or termination (the "Sell-Off Period"), and in connection therewith, S-A shall use the Wink Trademarks during the Sell-Off Period pursuant to the provisions of Section 8.

        10.6 Destruction of Inventory. Within ten (10) days after (i) the end of the Sell-Off Period, in the event of the expiration or termination of this Agreement by S-A or (ii) the effective date of termination, in the event of a termination by Wink, S-A shall destroy, and shall certify to Wink the destruction of, all copies of the Wink Engine in its or its Subdistributors' or Submanufacturers' possession.

        10.7 Source Code Escrow. Upon request of S-A, Wink agrees to put into escrow a copy of the Licensed Technology in human readable format ("Source Code"), in detail that is in accordance with the industry standard for such Source Code. Prior to Wink putting the Licensed Technology into escrow, the parties shall execute a source code escrow agreement which contains the provisions below:

                10.7.1 Escrow Account. Within sixty (60) days of the signing of an source code escrow agreement between S-A, Wink and Data Securities International ("Escrow Agent"), Wink agrees to place in an escrow account in California, a copy of the Source Code. The escrow agreement shall contain, at a the terms and conditions set forth in this
                        Section 10.7. S-A shall bear all fees, expenses and other charges incurred to open and maintain such escrow account. If S-A does not pay such charges, Wink may close the escrow account with no further obligation to S-A under this Section 10.7. Upon commercial release of Updates to the Licensed Technology, Wink shall add to the escrow account, any Updates that S-A is licensed to receive under this Agreement; provided, however, that Wink shall not be obligated to make deposits into the escrow account more frequently than twice per year. Wink shall be allowed to close the escrow account for any product six (6) months after the release of a new version of such product that is a New Product. If the Escrow Agent provides the Source Code to S-A under the escrow agreement, S-A agrees to hold all materials and information in the escrow account in confidence pursuant to Section 10.7.5 and Section 11 below, and not to use such materials for any purpose other than those purposes contemplated under Section 10.7.4 below.

                10.7.2 Access. The Source Code shall remain under seal and unopened unless a Release Condition (as defined in Section 10.7.3 below) occurs.

                10.7.3 Release. S-A shall notify Wink in writing if S-A believes that one of the following events (the "Release Conditions") has occurred and that it intends to seek release of the Source Code from the escrow account: (i) Wink's dissolution or ceasing to do business in the normal course, or (ii) Wink's breach of its support and maintenance obligations under Section 9.1 above if such breach is not cured within forty-five (45) days written notice by S-A. If Wink notifies S-A in writing that it disputes whether any such Release Condition has occurred, officers of each company shall negotiate for a period of ten (10) business days to attempt to resolve the dispute. At the end of such ten (10) business day period, if the parties have not resolved the dispute, the parties shall refer the matter to arbitration as provided for in the escrow agreement. If the arbitrator determines that S-A is entitled to the Source Code, then Wink shall instruct the Escrow Agent to release the Source Code to S-A. Under no circumstances shall the Escrow Agent release the Source Code without instructions from Wink to do so.

                10.7.4  License. Upon the release of the Source Code pursuant to
                        Section 10.7.3 above, S-A shall have a nonexclusive, nontransferable, with no right to sublicense, right to use, with a right to modify and created derivative works only for the purposes of creating Updates, and without a right to have modified, the Source Code solely to support and maintain the Licensed Technology. S-A shall assign to Wink right, interest and title in any derivative works created by S-A pursuant to this Section
                        10.7.4. Subject to the license granted hereunder, Wink shall retain all copyrights and other proprietary rights in and to the Source Code. The Source Code and any derivative works of tile Source Code shall be subject to the royalty obligations that are contained in this Agreement with respect to Licensed Technology. S-A shall have the right to copy the Source Code only to create backup copies. S-A shall not distribute, sell, sublicense or otherwise transfer the Source Code to a third party. S-A's license to the Source Code shall terminate six (6) months after the release of a new version of the Wink Engine that is a New Product. Upon termination, S-A shall destroy, or return to Wink, all copies of the Source Code.

                10.7.5  Security. In addition to the obligations set forth in
                        Section 11 below, S-A agrees to use the Source Code under carefully controlled conditions for the purposes set forth in this Agreement, and to inform all employees who are given access to such Source Code by S-A that such materials are confidential trade secrets of Wink and are licensed to S-A as such. S-A shall restrict access to such Source Code to those employees of S-A who have agreed to be bound by a confidentiality obligation which incorporates the protections and restrictions substantially as set forth herein, and who have a need to know in order to carry out the purposes of this Agreement. S-A agrees to keep a written record of those persons accessing such materials and will store such materials in a locked room with limited access when not in use. Upon request by Wink, S-A shall provide Wink with the names of all individuals who have accessed such materials, and shall take all actions reasonably required to recover any such materials in the event of loss or misappropriation, or to otherwise prevent their unauthorized disclosure or use. S-A shall be fully responsible for the conduct of all its employees, agents and representatives who may in any way breach this Agreement.

11.     CONFIDENTIALITY

        11.1 Obligation of Confidentiality. The parties acknowledge that by reason of their relationship to each other hereunder, each may have access to certain information and materials concerning the other's business, plans, customers, technology and products that is confidential and of substantial value to that other party, which value would be impaired if such information were disclosed to third parties ("Confidential Information"). Without limiting the foregoing, Confidential Information shall include the source code of the Wink Engine. Each party agrees that it shall, not use in any way, for its own account or the account of any third party, nor disclose to any third party, except as may be expressly permitted under this Agreement, any such Confidential Information revealed to it by the other party and shall take every reasonable precaution to protect the confidentiality of such information. Upon request by either party, the other party shall advise whether or not it considers any particular information or materials to be confidential, provided that the Licensed Technology (except for documentation identified by Wink as public)shall at all times be deemed Confidential Information of Wink. Neither party shall develop or have developed any software programs utilizing any of the other party's Confidential Information.

        11.2 Exceptions. Information shall not be deemed Confidential Information hereunder if such information:

                11.2.1 Is or becomes part of the public domain through no fault or breach on the part of the receiving party;

                11.2.2 Is known to the receiving party prior to the disclosure by the disclosing party and such knowledge can be shown by written records;

                11.2.3 Is subsequently rightfully obtained by the receiving party from a third party who has the legal right to disclose it;

                11.2.4 Is independently developed by the receiving party without the use of any Confidential Information or any breach of this Agreement;

                11.2.5  Is approved for public release by the disclosing party;
                        or

                11.2.6 Is required to be disclosed by judicial action provided that the receiving party has first given the disclosing party reasonable notice of such requirement and fully cooperates with the disclosing party in seeking confidential treatment for any such disclosure.

        11.3 Injunctive Relief. The parties acknowledge that any breach of the provisions of this Section 11 may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, each party agrees that each will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this Section 11.


12.     INTELLECTUAL PROPERTY, WARRANTY AND INDEMNITY

        12.1 Warranty. Each party represents and warrants that neither the execution or performance by such party of this Agreement, nor the consummation of any transactions herein does or will violate any law, order, regulation or ruling applicable to such party or its efforts hereunder. In addition, Wink represents and warrants that (a) as of the Effective Date, no action or proceeding alleging intellectual property infringement by the Wink Engine has been threatened or is proceeding against Wink (nor, insofar as Wink is aware, against any entity from which Wink has obtained any rights related to the Wink Engine), (b) it has the right to license the Intellectual Property Rights in and to the Wink Engine to S-A and (c) the Licensed Technology and the Trademarks do not infringe any patent in the U.S., or any copyright, trade secret or trademark. S-A's exclusive remedy, and Wink's sole liability, for a breach by Wink of the warranties of subsections (b) and (c) above shall be Winks indemnity set forth in this Section 12.

        12.2 Indemnity. Wink agrees, at its expense, to defend, or at its option to settle, any claim, suit, action or proceeding brought against S-A by a third party as a result of Wink's breach of its warranties under 12.1(b) and (c) above (an "Action"), and to pay any settlement or final judgment entered thereon against S-A, subject to the limitations set forth hereafter. Wink shall be relieved of its obligations hereunder unless S-A gives Wink (i) prompt written notice upon becoming aware of the existence of an Action, (ii) sole control over the defense or settlement of the Action and (iii) reasonable assistance in the defense or settlement thereof. If it is, or in the opinion of Wink may be, determined by competent authority that the Licensed Technology or any part thereof, or the sale, distribution or use thereof as permitted hereunder infringes any patent, copyright, trade secret or trademark of a third party or is enjoined, then Wink at its sole option and expense may (a) procure for S-A the right under such patent, copyright, trade secret or trademark to use, reproduce and distribute the Licensed Technology or such part thereof or such trademark; (b) replace the Licensed Technology or such part thereof or such trademark with other suitable software or trademark without material degradation in performance or functionality; (c) suitably modify the Licensed Technology or such part thereof or such trademark to avoid infringement without material degradation in performance or functionality; or (d) if none of the foregoing are commercially reasonably feasible, terminate this Agreement in whole or in part with respect to any country or any version of the Wink Engine; provided that in such case Wink shall refund to S-A a portion of royalties paid by S-A on any S-A Devices for which S-A provides a refund to its customers in any such country or for any such version of the Wink Engine. The proportion of royalties to be refunded by Wink on such S-A Devices shall be equal to the proportion of the original price charged by S-A to its customers for the Wink Engine that is refunded by S-A to its customers.

        12.3 Limitations. The foregoing indemnity shall not apply to an Action to the extent it arises out of (i) any modification of the Licensed Technology by a party other than Wink or on Wink's behalf, (ii) any combination of the Licensed Technology with hardware and/or software (including software written using the Wink Authoring Tool or using the Wink APIs) not supplied by Wink (except hardware of the S-A Device and except hardware and software specified in Specifications), or (iii) any trademarks, trade names or other brandings not supplied by Wink. As used in Subsection 12.3(i), "on Wink's behalf" shall mean that Wink has given its written authorization for S-A or a third party to perform such modifications.

        12.4 Disclaimer. THE FOREGOING PROVISIONS OF THIS SECTION 12 STATE THE ENTIRE LIABILITY AND OBLIGATION (EXPRESS, IMPLIED, STATUTORY, IN ANY COMMUNICATION

                WITH WINK OR OTHERWISE) OF WINK AND THE EXCLUSIVE REMEDY OF S-A WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE WINK ENGINES OR ANY PART THEREOF

        12.5 Indemnification Outside the U.S.. In the event that S-A from time to time provides written notification pursuant to Section
                14.6 to Wink of its desire to sell products utilizing the Licensed Technology in any country other than the United States, Wink shall, within thirty (30) days after receipt of any such notice, notify S-A in writing that either (i) it has no objection to the sale of such products in such country, whereupon the warranty and indemnification by Wink contained in
                Section 12.1 and 12.2. shall thereafter apply to such sale by S-A, or (ii) that it will pay one-half the cost in the form of a credit against royalties to be paid on licenses granted by S-A in such country (but not to exceed a total of $10,000 to be paid by Wink per country) of obtaining an infringement study or opinion of patent counsel selected by S-A and approved by Wink, in which event the warranty and indemnification by Wink contained Sections in 12.1 and 12.2 shall not apply to such sales by S-A. Wink shall be a named client of any such patent counsel, and shall be entitled to all of the protections and benefits resulting out of any such study or opinion that are normally afforded to clients in such situations. In the event S-A licenses the Licensed Technology outside the United States without first consulting Wink pursuant to this Section 12.5, the warranty and indemnification by Wink contained Sections in 12.1 and 12.2 shall not apply to such sales by S-A. In the event that such study or opinion, concludes that there is a significant risk that sales of the Licensed Technology will infringe a third party's intellectual property rights in any such country, and S-A nevertheless sells or licenses the Licensed Technology in such country, S-A shall indemnify and hold harmless Wink against third party intellectual property infringement claims based on such sales or licenses as set forth in Section 13.1 below. If S-A and Wink disagree as to the conclusion in any such opinion or report, the disagreement shall be submitted for arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association.


13.     INDEMNITY BY S-A

        13.1 Indemnity. Except with respect to any claim, suit, action or proceeding (a) arising out of any intellectual property infringement by the Licensed Technology (except as set forth in (iii) below), or (b) or which is based on the failure of the Licensed Technology to meet the Specifications, S-A agrees, at its expense, to defend, or at its option to settle, any claim, suit, action or proceeding brought against Wink by a third party arising out of S-A's use of the Licensed Technology or exercise of the rights and licenses granted hereunder, including, without limitation: (i) the manufacture, use or sale of the Licensed Technology or Combined Products, (ii) S-A's or its Subdistributors' modification, use or distribution of the Licensed Technology, and to pay any settlement or final judgment entered thereon against Wink, subject to the limitations set forth hereafter; or (iii) any claim that sales or licenses of the Licensed Technology made by S-A infringe a third party's intellectual property rights in any country in which S-A is obligated to indemnify Wink pursuant to Section 12.5(ii) above. S-A shall be relieved of its obligations hereunder unless Wink gives S-A (i) prompt written notice upon becoming aware of the existence of any such claim, suit, action or proceeding, (ii) sole control over the defense or settlement of such claim, suit, action or proceeding and (iii) reasonable assistance in the defense or settlement thereof.

        13.2 Disclaimer. THE FOREGOING PROVISIONS OF THIS SECTION 13 STATE THE ENTIRE LIABILITY AND OBLIGATION (EXPRESS, IMPLIED, STATUTORY, IN ANY COMMUNICATION WITH S-A OR OTHERWISE) OF S-A AND THE EXCLUSIVE REMEDY OF WINK WITH RESPECT TO ANY CLAIMS BROUGHT AGAINST WINK ARISING FROM S-A'S USE OF THE LICENSED TECHNOLOGY OR EXERCISE OF THE RIGHTS AND LICENSES GRANTED TO S-A HEREUNDER.

14.     GENERAL

        14.1 Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of California, without reference to conflict of laws principles.

        14.2 Import & Export Controls. S-A understands that Wink is subject to regulation by agencies of the U.S. government which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Wink including without limitation obligations to provide products, technology, documentation, or technical assistance, will be subject in all respects to such United States laws and regulations that will from time to time govern the license and delivery of technology and products abroad or to foreign nationals by persons subject to the jurisdiction of the United States. S-A warrants that it will comply in all respects with the export and reexport restrictions set forth in any export licenses obtained by the Wink or S-A (if necessary). S-A warrants that it will not, and will take all actions which may be reasonably necessary to assure that its end-user do not, contravene such United States laws or regulations. Such laws include without limitation:
                Export Administration Regulations, 15 C.F.R. 768 et. seq.; International Traffic in Arms Regulations, 22 C.F.R. 120 et. seq.; Nuclear Regulatory Commission Export Regulations, 10 C.F.R. 110 et. seq; Department of Energy Export Regulations, 10 C.F.R. 8 10 et. seq.; Treasury Department Antiboycott Regulations, IRS Code 999; and Office of Foreign Asset Control Regulations, 31 C.F.R. 500 et. seq.

        14.3 No Assignment. This Agreement and any rights or obligations of S-A or Wink hereunder shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party may assign its rights and obligations hereunder to any entity (i) which controls, is controlled by or is under common control with such party or (ii) which acquires all or substantially all of the assets or business of such party to which this Agreement pertains, provided in both cases that such entity shall assume in writing or by operation of law such party's obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

        14.4 Independent Contractors. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

        14.5 Compliance with Laws. In exercising its rights under this license, each party shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license.

        14.6 Notices. All notices under this Agreement shall be in writing and sent by (i) certified air mail, return receipt requested, postage prepaid or (ii) commercial courier service. If properly addressed to or delivered at the address for each party set forth above, a notice shall be deemed given upon delivery or, where delivery cannot be effected due to the actions of the addressee, upon tender.

        14.7 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, proposals and representations by the parties, including without limitation the memorandum of understanding between the parties dated August 1, 1995.

        14.8 Limitation of Liability. (i) IN NO EVENT SHALL WINK BE LIABLE TO S-A IN THE AGGREGATE FOR ANY AMOUNT IN EXCESS OF THE AMOUNTS PAID(AND THE AMOUNTS WHICH HAVE

                ACCRUED HEREUNDER BUT HAVE NOT BEEN PAID) BY S-A HEREUNDER AND
                (ii) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS, LOSS OF DATA OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. As used in this section 14.8, "lost profits" shall not include, in the case of an infringement of intellectual property rights or the disclosure of source code, actual damages (including without limitation entitlement to a reasonable royalty, as measured by the royalty rate provided for in this Agreement) suffered as a result of such infringement or disclosure, but shall include any profits made by an infringer or discloser. THIS LIMITATION SHALL APPLY EVEN IF SUCH PARTY KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN.

        14.9 Counterparts. This Agreement may be executed in any number of counterparts and when so executed and delivered shall have the same force and effect as though all signatures appeared on one document.

        14.10 Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegal, invalid or unenforceable provision shall be severed from this Agreement and the remainder of the Agreement shall remain in full force and effect, and the parties shall negotiate a substitute, legal, valid and enforceable provision that most nearly reflects the parties' intent in entering into this Agreement.

        14.11 Basis of Bargain. Wink and S-A acknowledge and agree that Wink's entering into this Agreement and the amount of S-A's royalty hereunder have been done or set in reliance upon the limitations of liabilities and disclaimers of warranty set forth in this Agreement, and that the same form an essential basis of the parties' bargain.


        IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

WINK COMMUNICATIONS, INC.                          SCIENTIFIC-ATLANTA


By: /s/ Gary L. Hammer                             By: /s/ Michael P Harney

Name: Gary L. Hammer                               Name: Michael P. Harney

Title: VP, Business Development                    Title: VP/GM Broadband
                                                          Technologies

                                   EXHIBIT A-1

                           DEVELOPMENT OF WINK ENGINE
                       for 68HC11 to reside on Genius Card

1.      Device & Specifications

        Wink and S-A agree that Wink shall port the Wink Engine to the 68HC11 to reside on the S-A Genius Card containing a total of 128K Flash ROM and 128K RAM. (Final details on memory to be available to Wink still to be determined, but it is expected to be approximately 108K of Flash.)

        The Specifications shall be developed by the parties and accepted by S-A. Upon S-A's acceptance thereof, the Specifications shall be set forth in Exhibit B-1 hereto. Any modifications to the accepted Specifications shall be made only upon the mutual written agreement of the parties.

2.      Development Milestones

        All dates are relative -- most of them depend on prior milestones' on-time completion. Any reference to N days after a milestone refers to calendar days after that milestone.



                                                                                COMPLETION
MILESTONE                                                            DELIVERER     DATE
---------                                                            ---------     ----

   1.   Delivery of preliminary specification (revised                  Wink      12/20/95
        statement of work)

   2.   S-A's comments on preliminary specification                     S-A       1/31/96

   3.   Delivery of documents:                                          S-A
      - SM / RF-IPPV Processor Interface Spec                                     11/15/95
      - SM Host Interface Spec                                                    1/31/96
      - Scrambler RS-485 Interface Spec                                           1/15/96
      - SM10 User Manual                                                          1/15/96
      - ISP User Manual                                                           1/15/96
      - HEC User Manual                                                           1/15/96
      - 8600x Low-Level API Spoec (Wink has draft)                                1/31/96
      - File format for WSM in HEC                                                1/15/96

   4. Delivery of hardware, software (+ licenses & docs                 S-A
      for each):
      - 3 development 8600x settops (pre-assembled)                               1/15/96
      - 3 ICE units                                                               2/14/96
      - 3 copies of development software                                          2/07/96
      - 3 Genius cards                                                            2/28/96




----------

        (1) Specific development software (complier, including linker and assembler) to be chosen by Wink, and Wink will arrange delivery to its own office. It is listed as an item to be delivered by S-A because, as with all other items to be delivered by S-A listed in Exhibit A-1, the development software and its delivery shall be paid for by S-A. For the development software and its delivery, such payment by S-A shall be in the form of prompt reimbursement to Wink by S-A up to a maximum of $10,000.


                                                                                COMPLETION
MILESTONE                                                            DELIVERER     DATE
---------                                                            ---------     ----


   5.   Support for #4: one day of on-site time at Wink's               S-A       2/29/96
        facilities by settop box developer to
        train/demonstrate development software on development
        settops

   6.   Delivery of development schedule                                Wink      3/29/96

   7.   Delivery of head-end equipment, licenses, support               Wink      2/12/96
        (after Wink's move to new office, no schedule
        for 1/27-28):
        - SM 10/20 (incl. diagnostic modem)
        - Head End Controller (HEC)
        - Information Services Provider (ISP)
        - 6 Scramblers (8656x)
        - 6 agile modulators
        - 5 8600X devices with Genius card slot-RF
          Processor
        - all documentation (eg, user & admin. manuals) and
          licenses re the above
        - on-site visit by support person for as long as needed
          to get the headend installed and Wink personnel
          trained in its use & maintenance

   8.  S-A's comments on development schedule delivered to Wink         S-A       4/12/96

*  9.  Delivery of final specification, revised development schedule    Wink      5/31/96
       and revised milestones

   10. Delivery of 5 Genius cards for development & testing             S-A       6/03/96
   11. Signing of documents in #9 or statement of specific concerns     S-A       6/14/96
*  12. Delivery of alpha release of Wink Engine Version 1.0             Wink      9/23/926(2)
   13. Delivery of beta release of Wink Engine Version 1.0              Wink      11/18/96(2)
   14. Delivery of final release of Wink Engine Version 1.0             Wink      1/24/927(2)

*  15. Acceptance of final release of Wink Engine Version 1.0           S-A       2/24/97


*Payments due upon this milestone (other payments also due upon milestones not listed above). See Sections 4 & 5 below for more information.

3. Per Copy Royalty:

    [*]

4. Royalty Advances:

   [*] Taking into account S-A's concerns regarding attaching payments to milestones, Wink and S-A hereby agree to amend the assignment of payments under the Memorandum of Understanding such that the following payments are
--------

        (2) Estimated date. Wink cannot commit to a date for this milestone until Wink's engineers have had 30 days to evaluate working settop hardware (i.e., until Milestone #6).

        * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

due upon the following events, rather than those events described in the Memorandum of Understanding concerning the porting of the Wink Engine for use with PowerTV residing on a Genius card:

                                                           ADVANCE AMT.
                        EVENT                              (US DOLLARS)

        Signing of Memorandum of Understanding            [*]    (paid)
        Delivery of Alpha release of Wink Engine          [*]    (not yet paid)
        (Version 1.0)
        S-A's Acceptance of Licensed Technology           [*]    (not yet paid)


5. NREs. In addition to the amount set forth above, S-A shall pay a non-refundable NRE fee as follows:

                                                           ADVANCE AMT.
                        EVENT                              (US DOLLARS)

        November 1, 1995                                  [*]    (not yet paid)
        Signing of Contract                               [*]    (not yet paid)
        Acceptance of final specifications                [*]    (not yet paid)
        and revised development
        schedule & milestones, by S-A
        The sooner of (a) demonstration of 68HC 11        [*]    (not yet paid)
        Wink Engine software at National Cable Show in
        May 1996 or (b) delivery of alpha release of
        Wink Engine Version 1.0
        S-A's Acceptance of Licensed Technology           [*]    (not yet paid)


        Wink and S-A will also mutually agree upon reasonable NRE Fees for localization of the customized Licensed Technology for non-U.S. markets.


 WINK COMMUNICATIONS, INC.                 SCIENTIFIC-ATLANTA

 By: /s/ Gary L. Hammer                    By: /s/ Michael P. Harney

 Name: Gary L. Hammer                      Name: Michael P. Harney

 Title: VP, Business Development           Title: VP/GM Broadband Technologies

 Date: 15 Jan 96                           Date:
                                                ----------------------------

                                   EXHIBIT A-2

                           DEVELOPMENT OF WINK ENGINE
                      for PowerTV to reside on Genius Card


1.      Device & Specifications

        Wink and S-A agree that Wink shall port the Wink Engine to the PowerTV operating system to reside on the S-A Genius Card containing 68000 and PowerTV operating system in ROM, and a total of 512K FlashROM and 512K RAM. (Final details on memory to be available to Wink still to be determined.)

        The Specifications shall be developed by the parties and accepted by S-A. Upon S-A's acceptance thereof, the Specifications shall be set forth in Exhibit B-2 hereto. Any modifications to the accepted Specifications shall be made only upon the mutual written agreement of the parties.


2.      Development Milestones

                                                          COMPLETION
MILESTONE                DELIVERER                        DATE


(All milestones for PowerTV Wink Engine are TBD.)

3.      Per Copy Royalty:

        [  *  ]

4. NREs. S-A shall pay a non-refundable NRE fee as follows:

                                                          ADVANCE AMT.
           EVENT                                          (US DOLLARS)
           Signing of Memorandum of Understanding         [*]    (paid)

           Acceptance of final specifications and         [*]    (not yet paid)
           revised development schedule & milestones
           by S-A
           Delivery of alpha release of Wink Engine       [*]    (not yet paid)
           Version 1.0
           S-A's Acceptance of Licensed Technology        [*]    (not yet paid)


        Wink and S-A will also mutually agree upon reasonable NRE Fees for localization of the customized Licensed Technology for non-U.S. markets.

WINK COMMUNICATIONS, INC.                  SCIENTIFIC-ATLANTA

By: /s/ Gary L. Hammer                     By: /s/ Michael P. Harney

Name: Gary L. Hammer                       Name: Michael P. Harney

Title: VP, BUSINESS DEVELOPMENT            Title: VP/GM Broadband Technologies

Date: 15 Jan 1996                          Date:
                                                ---------------------------

                                    EXHIBIT B

                                 SPECIFICATIONS

                                    EXHIBIT C

                                SOFTWARE PROGRAM


A platform- and user interface-independent software engine that implements

Wink's Interactive Communicating Applications Protocol ("ICAP") for the

interpretation of interactive graphical applications.



Under the terms of this Agreement, the above engine will be version 1.0 of the

Wink Engine which will be adapted for use with certain S-A Devices described in this Agreement. All references to the Wink Engine in this Agreement shall refer to the adapted version of the above engine.

                                    EXHIBIT D

                              SAMPLE WINK TRADEMARK

                               [see attached page]

                                    EXHIBIT E

                           END USER LICENSE AGREEMENT


        Use of the PowerTV(TM) operating system software and other firmware ("the Software") that operates with your 8600xDI-3 Rome Communications Terminal ("HCT") provided to you by your service provider is subject to the license terms found on this label and in your Operator's Manual.

        READ THE TERMS AND CONDITIONS OF THIS LICENSE AGREEMENT CAREFULLY BEFORE REMOVING THIS LABEL. THE SOFTWARE IS OWNED BY SCIENTIFIC-ATLANTA, INC. AND ITS SUPPLIERS AND IS COPYRIGHTED AND LICENSED TO YOU (NOT SOLD). BY REMOVING THE LABEL, YOU ARE ACCEPTING AND AGREEING TO THESE LICENSE TERMS. IF YOU ARE NOT WILLING TO BE BOUND BY THE TERMS OF THIS LICENSE AGREEMENT, YOU SHOULD CALL YOUR SERVICE PROVIDER AND ASK FOR THE REMOVAL OF YOUR HCT. THIS LICENSE AGREEMENT REPRESENTS THE ENTIRE AGREEMENT CONCERNING THE SOFTWARE BETWEEN YOU AND SCIENTIFIC-ATLANTA.

        You have the nonexclusive revocable right to use the Software only with the HCT that was supplied to you by your service provider. This License Agreement does not convey to you any interest in or to the Software.

        You may not copy, sublicense, modify, reverse engineer, decompile, or disassemble (except to the extent applicable laws specifically prohibit such restriction) the Software, in whole or in part, or disclose any of the Software to third parties. You may not transfer the Software or your license separately from the HCT on which it operates. If you do any of these acts, your license and right to use the Software is automatically terminated.

        The Software remains the property of Scientific-Atlanta and its suppliers. You will not remove any copyright notice from the Software and agree to prevent any unauthorized copying of the Software.

        THIS LICENSE AGREEMENT IS EFFECTIVE WHEN YOU REMOVE THIS LABEL FROM THE HCT AND SHALL CONTINUE UNTIL TERMINATED. You may terminate this License Agreement at any time by returning the HCT to your service provider. Scientific-Atlanta may terminate this License Agreement upon the breach by you of any term. On such termination by Scientific-Atlanta, you agree to return the HCT and Software to your service provider.

        Scientific-Atlanta does not warrant that the Software is error free or will operate in an uninterrupted manner. Scientific-Atlanta's cumulative liability to you or any other party for any loss or damages resulting from any claims, demands, or actions arising out of or relating to this License Agreement shall not exceed the installation fee paid for the HCT and the Software. SCIENTIFIC-ATLANTA MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. SCIENTIFIC-ATLANTA SHALL NOT BE LIABLE TO YOU FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES HOWEVER BASED ARISING OUT OF OR IN CONNECTION WITH THIS LICENSE OR ANY ACTS OR OMISSIONS ASSOCIATED THEREWITH OR RELATING TO THE USE OF THE SOFTWARE OR HCT. SOME STATES DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO YOU.

        This License Agreement shall be construed and governed in accordance with the laws of the State of Georgia exclusive of its choice of laws provisions. Should any term of this License Agreement be void or unenforceable, the remaining terms shall still be valid. Failure of either party to enforce any rights granted in this license or to take action against the other shall not be deemed a waiver as to subsequent enforcement of rights or subsequent actions for future breaches.

        Use, duplication or disclosure of the Wink Engine component of the Software by the U.S. Government is subject to "Restricted Rights", as that term is defined in the Department of Defense ("DOD") Supplement to the Federal Acquisition Regulations ("DFARS") in paragraph 252.227-7013(c)(1) if to the DOD, or, if the Wink Engine is supplied to any unit or agency of the U.S. Government other than DOD, the Government's rights in Wink Engine will be as defined in paragraph 52.227-19(c)(2) of the Federal Acquisition Regulations ("FAR").
Contractor: Wink Communications, 2061 Challenger Drive, Alameda, CA 94501.

                                    EXHIBIT F

                               PROPRIETARY NOTICES

1. Screens displayed to the End-Users from time to time shall contain, at a minimum, the following:


Copyright 199  , Wink Communications, Inc.
             --

Patents No.                        [Need to insert patent numbers]
           ------------------------

2. Memory devices containing the Licensed Technology shall be marked with, at a minimum, the following:


Patents No.                           [Need to insert patent numbers]
           ---------------------------

3. Wink, the Wink eye and "i" shall be marked with either "Registered in U.S. Patent and Trademark Office" or with the letter R enclosed within a circle.

              AMENDMENT NO. 1 TO DEVELOPMENT AND LICENSE AGREEMENT

        THIS AMENDMENT NO. 1 TO DEVELOPMENT AND LICENSE AGREEMENT ("Amendment") is made and entered into as of this 27th day of January, 1998, by and between WINK COMMUNICATIONS, INC., a California corporation with offices at 2061 Challenger Drive, Alameda, CA 94501 ("Wink"), and SCIENTIFIC-ATLANTA, INC. a Georgia corporation with offices at One Technology Parkway South, Norcross, GA 30092 ("S-A").

                                   WITNESSETH:

        WHEREAS, Wink and S-A executed a Development and License Agreement dated as of January 15, 1996 (the "Development Agreement"); and

        WHEREAS, Wink and S-A desire to amend the Development Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Section 11 of the Development Agreement is hereby amended and restated to read in its entirety as follows:

        "11.    CONFIDENTIALITY

                11.1 Obligation of Confidentiality. The parties acknowledge that by reason of their relationship to each other hereunder, they anticipate that each may have access to certain information and materials concerning the other's business, plans, customers, technology and products that may be considered proprietary and/or confidential and of substantial value to that other party, which value would be impaired if such information were improperly used or disclosed to third parties. The use and disclosure of such information is subject to the provisions of this
                        Section 11.

                11.2 Definition of "Information", "Proprietary Information" and "Confidential Information". For purposes of this Agreement, (i) "Information" means any communications, materials or data in any form, including, but not limited to, oral, written, graphic or electronic forms, which includes designs, drawings, specifications, or business, marketing, product performance or technical information, relating to the products or services of either party; (ii) "Proprietary Information" means information which has been developed, and is owned, by the disclosing party (the "Disclosing Party") regarding the design, specifications or product performance of, or other technical information concerning, the products or services of the Disclosing Party; and (iii) "Confidential Information" means Information which, although not necessarily developed or owned by the Disclosing Party, the Disclosing Party wishes to be treated by the receiving party (the "Receiving Party") as confidential. Both Proprietary Information and Confidential Information must be clearly identified as such by the Disclosing Party prior to disclosure. In the case of written material, the Disclosing Party must prominently label it either "PROPRIETARY INFORMATION" or "CONFIDENTIAL INFORMATION." In the case of material presented orally, the Disclosing Party must give advance notification that such information will be disclosed (including a general non-confidential and non-proprietary description of the nature of the information to be disclosed) and should be treated by the Receiving Party as either "PROPRIETARY" or "CONFIDENTIAL." In addition, the Disclosing Party must confirm the disclosure in writing within thirty (30) days following oral disclosure, specifically identifying the material that the Disclosing Party deems to be either Proprietary Information or Confidential Information.

                        It is acknowledged by the parties that Information furnished by Wink to S-A prior to January 27, 1998 may not have been properly marked as provided in the preceding paragraph. Therefore, it is agreed that such Information shall be categorized as set forth on
                        Schedule 11.2 attached to and incorporated in this Agreement regardless of the marking on, or failure to mark, such Information. Any Information delivered by Wink to S-A which is not described on Schedule 11.2 shall not be deemed to be, and shall not be treated as, either Proprietary Information or Confidential Information.

                11.3 Use of Information. A Receiving Party may use Proprietary Information of a Disclosing Party only for the purposes contemplated under this Agreement, or as otherwise authorized by the Disclosing Party. A party may use Confidential Information for any purpose, but must maintain the confidentiality of such Information as provided in Section 11.4.

                11.4 Duty of Protection. For a period of three years from the date of disclosure, a Receiving Party must protect Proprietary Information and Confidential Information disclosed to it by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized disclosure, dissemination or publication of the Information as the Receiving Party uses to protect its own Proprietary Information or Confidential Information of a like nature. Each party agrees to permit disclosure of the Proprietary Information and Confidential Information only to those of its employees who have a "need to know," and to those third parties authorized to received such Information under this Agreement (or otherwise authorized by the Disclosing Party to receive such Information).

                11.5 Exceptions. Information will not be deemed either Proprietary Information or Confidential Information under this Agreement if such information (a) is or becomes generally available to the public or otherwise part of the public domain through no fault or breach on the part of the Receiving Party; (b) is known to the Receiving Party prior to the disclosure by the Disclosing Party and such knowledge can be shown by adequate evidence; (c) is subsequently rightfully obtained by the Receiving Party from a third party who has the legal right to disclose it; (d) is independently developed by the Receiving Party without the use of any Proprietary Information or any breach of this Agreement;
                        (e) is approved for public release by the Disclosing Party; (f) is disclosed by the Receiving Party with the Disclosing Party's prior written approval; or (g) is required to be disclosed by judicial action, provided that the Receiving Party has first given the Disclosing Party reasonable notice of such requirement and cooperates with the Disclosing Party in seeking confidential treatment for any such disclosure.

                11.6 Injunctive Relief. The parties acknowledge that any breach of the provisions of this Section 11 may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, each party agrees that each will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this Section 11.

                11.7 Determination of Classification of Information. If a Disclosing Party marks or otherwise identifies Information as "PROPRIETARY" or "CONFIDENTIAL", and the Receiving Party disagrees with such designation, the Receiving Party shall immediately return such Information to the Disclosing Party and the parties shall attempt to resolve the proper designation of such Information through mutual agreement. If the parties are unable to reach agreement, either party may submit the issue for determination by a single arbitrator to be selected by the American Arbitration Association ("AAA"), which arbitrator shall be skilled and experienced in matters of intellectual property similar to the Information at issue. The arbitration shall be conducted under the Commercial Arbitration Rules of the AAA, and the decision of the arbitrator shall be appealable to and reviewable by any court of competent jurisdiction. Failure of a Receiving

                        Party to object to any designation of Information as "Proprietary" or "Confidential" upon receipt of such Information or at any particular time thereafter shall not be deemed a waiver of such objection nor be evidence, or create any presumption, that such Information was correctly designated."

        2. Section 3.7 of the Development Agreement is hereby amended and restated to read in its entirety as follows:

                "3.7 Right to Pursue Other Projects. The parties acknowledge and understand that, independent of the development efforts hereunder, Wink and S-A each have been and continue to be actively engaged in research and development in the field of interactive television applications, and in the course of such research and development may have developed or may hereafter develop similar and competing products. Such products shall be developed without use of, or reference to, Proprietary Information of the other party. The parties agree that this Agreement shall not be construed as (i) prohibiting such independent research and development, either on their own behalf or under contract with others, or (ii) precluding either party from developing, acquiring, utilizing or distributing such similar and competing products without obligation to the other party so long as such research and development of such party does not otherwise breach the terms of this Agreement.


        3. Exhibits. The parties may amend, supplement and add Exhibits to the Agreement from time to time as mutually agreed, and such amended and supplemental Exhibits shall be executed by both parties. The parties shall replace the existing Exhibits A-1 and A-2 and complete and add Exhibit B. Until such time as such amended and completed Exhibits A-1, A-2 and B are executed, the parties waive any breach arising out of the failure of either party to meet the milestones set forth in the existing Exhibits. The parties covenant and agree to continue to use reasonable efforts to complete Exhibit B and the revisions to Exhibits A-1 and A-2.

        4. Waiver. Each party hereby waives any breach arising out of or relating to any failure by the other party to perform any of its obligations through the date of this Amendment under Sections 3.1, 3.2, 3.4, 3.7 (other than its obligations under Section 3.7 as amended and restated by this Amendment), 5.1, 5.4 and Section 11 (other than its obligations under Section 11 as amended and restated by this Amendment) of the Agreement, and Exhibits A-1, A-2 and B thereto.

        5. Binding Effect. This Amendment inures to the benefit of, and is binding upon, Wink and its respective successors and assigns, and S-A, and its respective successors and assigns.

        6. Entire Agreement. This Amendment is intended by the parties hereto to amend and supplement the Development Agreement and, except as otherwise stated herein, the Development Agreement shall remain in full force and effect according to its terms.

        7. Governing Law. This Amendment shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of California. No provision of this Amendment shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

        8. Headings. The section and paragraph headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

        9. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                           WINK COMMUNICATIONS, INC.


                                           By: /s/ Maggie Wilderotter


                                           SCIENTIFIC-ATLANTA, INC.


                                           By: /s/ Stephen Necessary

                                  SCHEDULE 11.2

Documents that contain Wink Proprietary Information
- Wink Release Notes on Functionality of the Wink Engine
- ICAP Protocol Specification, including Wink Service Map details
- 8600x Work Items (document provided during 8/8/97 project review meeting)
- Wink Engine Source Code

Documents that Contain Wink Confidential Information
- Wink Engine Object code and Executable Code
- Wink test Lists and Test Apps
- Spreadsheets containing Wink Business Models
- Architecture Proposal: S-A Gateway Options
- Wink Studio users Guide
- Meeting notes containing Wink-specific capabilities including Joint Meeting
  Notes: October 16-17, 1997
- Wink Bugs Databases
- E-mails, faxes, written notes, and other documents containing system diagrams with Wink components
- Wink product development schedules and future plans
- Functional Specification (Draft): Response Return Path for Wink Engine on 8600x w/Genius Card
- ICAP Protocol Overview
- Presentations containing Wink strategies, proposals, future features, and system diagrams containing Wink
  Components